Exhibit 21.1

SUBSIDIARIES OF SAGEBRUSH GOLD LTD.

The following is a list of subsidiaries of Sagebrush Gold Ltd.:

Subsidiary	Jurisdiction of Organization
The Empire Sports & Entertainment, Co. EXCX Funding Corp. Capital Hoedown, Inc. (66.67% Ownership) Arttor Gold, LLC. Noble Effort Gold LLC	Nevada Nevada Ontario, Canada Nevada Nevada